This statement is being filed by Idalgir S.A. ("Idalgir" or the "Reporting
Person"), a stock corporation organized under the laws of the Republic of
Uruguay, which principal offices are located at Zabala 1422, 2nd floor,
Montevideo, Republic of Uruguay.

The reported securities may be deemed to be indirectly beneficially owned by
Idalgir. The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owners of the securities for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.

As of January 6, 2009:

(i)     Eduardo S. Elsztain ("Elsztain") is the Chairman of the Board of
Directors of IFIS Limited ("IFIS"), Inversiones Financieras del Sur S.A.
("IFISA"), Cresud Sociedad Anonima Comercial, Inmobiliaria, Financiera y
Agropecuaria ("Cresud"), Consultores Asset management S.A. ("CAM"), Consultores
Venture Capital Uruguay S.A. ("CVC Uruguay"), Consultores Venture Capital Ltd.
("CVC Cayman"), Agroinvestment S.A. (Agroinvestment"), Idalgir, IRSA Inversiones
y Representaciones S.A. ("IRSA"), Tyrus S.A. ("Tyrus") and Jiwin, except for
Agrology S.A. ("Agrology"), a company 97% owned by Cresud, Inversora Bolivar
S.A. ("IBOSA"), a company 100% owned by IRSA, and Real Estate Investment Group
L.P. ("REIG"), a company in which Jiwin (a company wholly owned by Tyrus) is the
General Partner.
(ii)    Elsztain is the beneficial owner of 28.96% of IFIS, including: (a)
11.29% owned indirectly through Agroinvestment (b) 5.17% owned indirectly through Idalgir, (c) 12.62% owned indirectly through CVC Uruguay, (d) 2.08%
owned indirectly through CVC Cayman. Elsztain owns 100% of Agroinvestment and
Idalgir, and 85.0% of CAM which owns 0.11% of IRSA's outstanding stock and
100% of CVC Uruguay which in turn owns 0.00084% of Cresud's shares on a fully diluted basis and 100% of CVC Cayman. None of these companies directly own
Common Shares of Hersha Hospitality Trust ("HHT"). Elsztain also directly owns
0.0005 % of IRSA's outstanding stock and 0.00022% of Cresud's shares on a fully diluted basis. In addition Elsztain directly owns 3,600 Common Shares of HHT.
(iii)   CVC Cayman serves as the Investment Manager of IFIS.
(iv)    IFIS is the direct owner of 100% of the common shares of IFISA.
(v)     IFISA directly owns 0.94% of IRSA's outstanding stock and 36.81%of
Cresud's shares on a fully diluted basis. IFISA does not directly own HHT's
Common Shares.
(vi)    Cresud directly owns 50.23% of IRSA's common shares and 97 % of Agrology
SA. Cresud does not own HHT's Common Shares.
(vii)   Agrology directly owns 6.89% of IRSA's outstanding stock.
(viii)  IRSA owns 100% of IBOSA's capital stock, 100% of Tyrus' capital stock and 629,206 Common Shares of HHT.
(ix)    IBOSA owns 190,700 Common Shares of HHT.
(x)     Tyrus owns 100% of the capital stock of Jiwin;
(xi)    Jiwin serves as general Partner of REIG.
(xii)   REIG owns 5,700,000 Common Shares of HHT and has the option to purchase up to 5,700,000 Common Shares of HHT.